UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___ )

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Glimcher Realty Trust
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GLIMCHER

GLIMCHER REALTY TRUST
150 East Gay Street
Columbus, Ohio 43215

March 31, 2005

Dear Shareholder:

          You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Glimcher Realty Trust, which will be held on Friday, May 6, 2005, beginning at 11:00 A.M., local time, at the corporate offices of Glimcher Realty Trust located at 150 East Gay Street, Columbus, Ohio 43215.

          Information about the Annual Meeting and the various matters on which the holders of common shares of beneficial interest will act is included in the Notice of Annual Meeting of Shareholders and Proxy Statement which follow. Also included is a Proxy Card and postage paid return envelope.

          It is important that your common shares be represented at the Annual Meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy Card in the enclosed envelope as promptly as possible.

Sincerely,

Herbert Glimcher Chairman of the Board

GLIMCHER

GLIMCHER REALTY TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 6, 2005

          The Annual Meeting of Shareholders of Glimcher Realty Trust, a Maryland real estate investment trust (the “Company”), will be held at the corporate offices of the Company located at 150 East Gay Street, Columbus, Ohio 43215, on Friday, May 6, 2005 at 11:00 A.M., local time, for the following purposes:

1.	To elect three Class II Trustees to serve until the 2008 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

          The Board of Trustees of the Company has fixed the close of business on March 14, 2005 as the record date for determining the holders of common shares of beneficial interest, $0.01 par value per share, of the Company entitled to receive notice of and to vote at the Annual Meeting.

          SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.

          YOUR VOTE IS IMPORTANT.  ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

By Order of the Board of Trustees

George A. Schmidt Secretary

March 31, 2005
Columbus, Ohio

GLIMCHER

GLIMCHER REALTY TRUST
150 East Gay Street
Columbus, Ohio 43215

PROXY STATEMENT

Annual Meeting of Shareholders
May 6, 2005

INTRODUCTION

          This proxy is furnished in connection with the solicitation by the Board of Trustees (the “Board of Trustees”) of Glimcher Realty Trust, a Maryland real estate investment trust (the “Company”), of proxies from the holders of the Company’s issued and outstanding common shares of beneficial interest, $0.01 par value per share (the “Common Shares”), to be exercised at the Annual Meeting of Shareholders to be held on Friday, May 6, 2005, and any adjournment(s) or postponement(s) of such meeting (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

General Information About the Annual Meeting and Voting

Time and Place of the Annual Meeting

          The Annual Meeting will be held at the offices of the Company located at 150 East Gay Street, Columbus, Ohio 43215 at 11:00 A.M., local time, on Friday, May 6, 2005.

Proxy Recipients

          Holders of record of the Common Shares at the close of business on March 14, 2005 (the “Record Date”) are entitled to receive a Notice of Annual Meeting of Shareholders (the “Notice”), this Proxy Statement, Proxy Card and a copy of our Annual Report to Shareholders (which includes our Annual Report on Form 10-K) for the year ended December 31, 2004 (collectively, the “Proxy Materials”). We mailed the Proxy Materials to shareholders of record on or about March 31, 2005. As of the Record Date, the Company had 35,751,442 issued and outstanding Common Shares.

Proxy Voting

          Individuals and entities holding the Company’s Common Shares at the close of business on the Record Date will be asked to consider and vote upon the following proposals:

•	To elect three Class II Trustees to serve until the 2008 Annual Meeting of Shareholders and until their successors are duly elected and qualified (“Proposal 1”);

•	To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005 (“Proposal 2”); and

•	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

          On each of the aforementioned proposals, each shareholder is entitled to one vote per Common Share. You should read this Proxy Statement to decide how you want to vote on each proposal and complete the enclosed Proxy Card. After you record your voting preferences on the Proxy Card, sign the Proxy Card and mail it using the enclosed postage paid envelope by the deadline to ensure that your Common Shares will be represented at the Annual Meeting.

Conducting the Annual Meeting

          In order for us to properly conduct business at the Annual Meeting, a quorum must be present. Under our Amended and Restated Bylaws (“Bylaws”), a majority of the outstanding Common Shares in person or by proxy at the Annual Meeting will constitute a quorum.

          Two proposals are presented in this Proxy Statement on which shareholders may vote. The first proposal concerns the election of three Class II Trustees to the Company’s Board of Trustees. In order to be elected, a Class II Trustee nominee must receive a plurality of all the votes cast at the Annual Meeting at which a quorum is present. A properly signed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more trustees will not be voted for the trustee(s) so indicated, but will be counted to determine whether there is a quorum. The second proposal concerns the ratification of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005. The affirmative vote of the holders of at least a majority of the votes cast at the Annual Meeting at which a quorum is present is required to ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm.

          The Common Shares represented by all properly executed proxies returned to the Company will be voted at the Annual Meeting as indicated or, if no instruction is given, in favor of all Proposals. With respect to Common Shares held in street name, brokerage firms have the authority under the New York Stock Exchange (“NYSE”) rules to vote FOR Proposals 1 and 2 in situations where their clients do not provide voting instructions. Shareholders have no dissenters’ rights of appraisal with respect to any of the Proposals.

          As to any other business which may properly come before the Annual Meeting, all properly executed proxies will be voted by the persons named therein in accordance with their discretion. The Company does not presently intend to bring any other business before the Annual Meeting.

Revoking Your Proxy Vote

          You may change your vote or revoke your proxy at any time before your proxy is exercised at the Annual Meeting in either of the following ways. One way is for you to file, with the Secretary of the Company, a duly signed revocation or another Proxy Card bearing a later date than the initial proxy submitted. You may also change your proxy vote by attending the Annual Meeting in person and voting in person; however, mere attendance at the Annual Meeting will not serve to revoke a proxy unless you specifically request such a revocation.

Abstentions & Broker Non-Votes

          Abstentions occur when a shareholder abstains from voting as to a particular matter. Broker non-votes occur when a broker, bank or other nominee holding Common Shares for a beneficial owner do not vote on a particular proposal because the banker, broker or other nominee does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner. Although abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of a vote, they will be considered present for the purposes of determining quorum.

Types of Shareholders & Specifying Your Vote

          If your Common Shares are registered directly in your name with Computershare Investor Services, LLC, the Company’s transfer agent, you are considered the shareholder of record with respect to those Common Shares. If your Common Shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those Common Shares, and your Common Shares are held in “street name.” If you are a shareholder through your participation in the Company’s Distribution Reinvestment and Share Purchase Plan (the “Plan”) then you should include on your Proxy Card the number of Common Shares registered in your name under the Plan.

          With respect to shareholders of record who fail to specify on their Proxy Card how to vote their Common Shares, we will vote them FOR all of the nominees for Class II Trustee (Proposal 1) and FOR ratifying the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005 (Proposal 2).

          NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

PROPOSAL 1

ELECTION OF TRUSTEES

          The Company’s Board of Trustees currently consists of nine members. The trustees currently are divided into three classes, consisting of four members whose terms will expire at the Annual Meeting (the “Class II Trustees”), two members whose terms will expire at the 2006 Annual Meeting of Shareholders (the “Class III Trustees”) and three members whose terms will expire at the 2007 Annual Meeting of Shareholders (the “Class I Trustees”).

          Pursuant to the Company’s Amended and Restated Declaration of Trust (“Declaration of Trust”), at each annual meeting the successors to the class of trustees whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of the Company’s shareholders held in the third year following the year of their election. Accordingly, at the Annual Meeting, each of the current Class II Trustees who have been nominated for re-election to the Board of Trustees and each other person nominated for election to the Board of Trustees as a Class II Trustee who is elected, will hold office for a term of three years until the Annual Meeting of Shareholders to be held in 2008 and until their respective successors are duly elected and qualified. The Nominating & Corporate Governance Committee has recommended to the Board of Trustees that incumbent Class II Trustees, Messrs. Wayne S. Doran, Michael P. Glimcher and Alan R. Weiler, be nominated by the Board of Trustees for re-election as Class II Trustees. The Board of Trustees has so nominated Messrs. Wayne S. Doran, Michael P. Glimcher and Alan R. Weiler for re-election as Class II Trustees. Proxies cannot be voted for a greater number of persons than the number of nominees named in Proposal 1 herein.

          There are currently two vacancies on the Board of Trustees. After the Annual Meeting, there will be three vacancies on the Board of Trustees. At this time, the Nominating & Corporate Governance Committee has not identified any candidates for trustee that it deems satisfactory to recommend as nominees for election to the Board of Trustees to fill the aforementioned vacancies. The Nominating & Corporate Governance Committee continues to search for qualified candidates for trustee who satisfy the Company’s governance standards and the requirements of the NYSE.

          EXCEPT WHERE OTHERWISE INSTRUCTED, PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR THE ELECTION OF EACH OF THE BOARD OF TRUSTEES’ NOMINEES LISTED ABOVE. Each such nominee has consented to be named in this Proxy Statement and to continue to serve as a trustee, as the case may be, if elected.

          The information below relating to the nominees for election as Class II Trustees and for each of the other trustees whose terms of office continue after the Annual Meeting has been furnished to the Company by the respective individuals. Other than Michael P. Glimcher and Herbert Glimcher, who is the father of Michael P. Glimcher, none of the trustees or executive officers of the Company are related to each other.

Nominees for Election as Class II Trustees

          Wayne S. Doran, 68, has been a trustee of the Company since October 1999. He retired in the Fall of 2000 as a Vice President of Ford Motor Company and Chairman of the Board of Ford Motor Land Services Corporation (“Ford Land”), a wholly owned real estate subsidiary of Ford Motor Company. Mr. Doran joined Ford Motor Company in 1969 and became Chief Executive Officer of Ford Land when it was formed in 1970. Before joining Ford Motor Company, Mr. Doran served as Vice President and General Manager of the land development division of Del E. Webb Corporation, Chicago, from 1963 to 1969. He is a trustee of the Urban Land Institute, Chairman of the Executive Committee of the Metropolitan Realty Corporation, Chairman of the Detroit Metropolitan Wayne County Airport Commission and a trustee of the National Realty Committee. He is a director of the Arizona State University Foundation, Arizona State University Research Park, The Drachman Institute and the PGA TOUR Golf Course Properties. He is a member of the board of governors of Berry College, Rome, Georgia, and sits on the executive board of the Detroit Area Council of the Boy Scouts of America. He also is a director of the Henry Ford Health System. Mr. Doran is the Chairman of the Nominating & Corporate Governance Committee and Executive Committee of the Board of Trustees. He is also a member of the Audit Committee and the Executive Compensation Committee of the Board of Trustees.

          Michael P. Glimcher, 37, has been a trustee of the Company since June 1997. He was appointed President of the Company in December 1999 and elected Chief Executive Officer of the Company on January 20, 2005. Prior to holding such positions, he served as the Company’s Director of Leasing Administration from 1993 to April 1995, the Company’s Vice President of Leasing from April 1995 to September 1996 and Senior Vice President of Leasing from September 1996 to May 1998.

He served as Senior Vice President of Leasing and Development of the Company from May 1998 to March 1999. He was elected Executive Vice President of the Company in March 1999 and served in that position until appointed President of the Company. Mr. Glimcher served as the Director of Leasing Administration of The Glimcher Company (“TGC”) from 1991 to 1993. Mr. Glimcher is active in several charitable and community organizations. He is also a member of the International Council of Shopping Centers (“ICSC”) and the National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Glimcher is a member of the Executive Committee of the Board of Trustees as well as the Company’s Disclosure Committee.

          Alan R. Weiler, 71, has been a trustee of the Company since January 1994. Mr. Weiler served as President of Archer-Meek-Weiler Agency, Inc., an insurance agency (“Archer-Meek-Weiler”), from 1970 to 2002. He is currently Chairman of Archer-Meek-Weiler. He is a director of ProCentury Corporation, a specialty property and casualty insurance holding company, and has held that position since April 2004. Mr. Weiler is active in several charitable and cultural organizations.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF MESSRS. WAYNE S. DORAN, MICHAEL P. GLIMCHER AND ALAN R. WEILER TO SERVE UNTIL THE 2008 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

Other Trustees whose Terms of Office Continue after the Annual Meeting

          Information concerning the other trustees whose terms do not expire at the Annual Meeting is set forth below.

          Herbert Glimcher, 76, has been a trustee and Chairman of the Company since its inception in September 1993 and served as Chief Executive Officer of the Company from May 1997 until his resignation as Chief Executive Officer and the appointment of Michael P. Glimcher as Chief Executive Officer on January 20, 2005. He served as President of the Company from March 1998 until the appointment of Michael P. Glimcher as President in December 1999. Mr. Glimcher also serves as Senior Advisor to the Company and has served in that capacity since February 1, 2005. He has served as Chairman of the Board of Directors of TGC since its inception in 1959. Mr. Glimcher is a nationally recognized innovator in the field of shopping center development, having been instrumental in the management, acquisition and development of over 100 shopping centers during a real estate career spanning over 40 years. Mr. Glimcher is a member of the Board of Trustees of Mount Carmel Health System, Inc., a member of the Board of Directors of The Ohio State University Foundation and a member of the Board of Trustees of the Columbus Jewish Foundation. Mr. Glimcher is a member of ICSC and NAREIT. Mr. Glimcher is a Class III Trustee.

          Howard Gross, 62, has been a trustee of the Company since September 8, 2004. He retired in December 2003 as President and Chief Executive Officer of HUB Distributing, a privately owned regional retailing business. Mr. Gross also served as President and Chief Operating Officer of Today’s Man, a New Jersey menswear retailer from 1995 to 1996, as well as President and Chief Executive Officer of The Limited Stores, a women’s retail clothier based in Columbus, Ohio from 1991 to 1994, and President and Chief Executive Officer of Victoria’s Secret from 1983 to 1991. Mr. Gross received a B.A. from the University of Akron. Mr. Gross currently serves on the advisory boards of Santa Clara University Retail Management Institute and Bachrach Clothing, Inc. He also is on the Board of Directors of The Wet Seal, Inc., a specialty retailer of fashionable and contemporary apparel and accessory items. Mr. Gross is a Class III Trustee.

          Philip G. Barach, 74, has been a trustee of the Company since January 1994. Mr. Barach has been a private investor for the past five years. Previously, he was Chairman of the Board of U.S. Shoe Corporation, a national retailer (“U.S. Shoe”), from 1990 until 1993. Between 1966 and 1990, Mr. Barach served as President and Chief Executive Officer of U.S. Shoe. He is a director for Bernard Chaus, Inc., a designer of women’s apparel and also on the advisory board of the Education Center of Longboat Key. Mr. Barach is the Chairman of the Audit Committee and the Executive Compensation Committee of the Board of Trustees. He is also a member of the Executive Committee and the Nominating & Corporate Governance Committee of the Board of Trustees. In addition, he is the lead trustee among the independent members of the Board of Trustees. Mr. Barach is a Class I Trustee.

          William S. Williams, 51, has been a trustee of the Company since May 7, 2004. He currently serves as Chairman and Chief Executive Officer of The W. W. Williams Company (the “Williams Company”), an industrial equipment distributor headquartered in Columbus, Ohio. Mr. Williams joined the Williams Company in April of 1978 and became Chief Executive Officer in 1992. He was elected Chairman of the Williams Company in 1999. The Williams Company sells and services Detroit Diesel, MTU, Mercedes-Benz and Deutz engines, Allison transmissions and Carrier Transicold refrigeration units throughout the midwest, southeast and southwest regions of the United States. Mr. Williams served on the Board of Directors of The Huntington National Bank from 1997 to 2004. He serves on the Executive Committee of the North America Distributor Council and is active in other community organizations. He is also an inactive Certified Public Accountant and holds a B.A. in Economics from Duke University and an M.B.A. in Finance from The Ohio State University. Mr. Williams serves on the Executive Compensation Committee and the Nominating & Corporate Governance Committee of the Board of Trustees. Mr. Williams is a Class I Trustee.

          Niles C. Overly, 54, has been a trustee of the Company since May 7, 2004. He currently serves as Chairman and Chief Executive Officer of The Frank Gates Companies (“Frank Gates”), which specializes in employee benefit and risk management services. Mr. Overly became Chief Executive Officer of Frank Gates in 1983 and Chairman in 2003. He also served as General Counsel for Frank Gates from 1979 until 1983. Prior to joining Frank Gates, Mr. Overly served as an international tax consultant with Arthur Andersen and Company. He was also a partner in the law firm of Overly, Spiker, Chappano & Wood, L.P.A. for five years. Mr. Overly is a graduate of the University of Virginia McIntire School of Commerce and received his juris doctorate from the University of Virginia School of Law. His professional society memberships include the American, Columbus, Ohio State and Virginia Bar Associations, as well as the Ohio State and American Institute of Certified Public Accountants. He currently serves as a member of the Columbus, Ohio and Dublin, Ohio Chambers of Commerce, a member of the Board of Directors and Executive Committee of the Ohio Chamber of Commerce and is Chairman-Elect of the Ohio Chamber of Commerce. He has also been active in the Young Presidents Organization, having served as the Chairman and Education Chair of the Columbus Chapter. Mr. Overly serves on the Audit Committee and the Executive Committee of the Board of Trustees. Mr. Overly is an Audit Committee Financial Expert, as determined by the Board of Trustees, and a Class I Trustee.

Board of Trustees’ Meetings

          During the Company’s fiscal year ended December 31, 2004, the Board of Trustees held four regular quarterly meetings and five special meetings. All of the trustees attended at least 75% of all of the meetings of the Board of Trustees and the committees thereof on which they serve.

Corporate Governance

Annual Meeting Attendance

           All members of the Board of Trustees are expected to attend in person the Company’s Annual Meeting and be available to address questions or concerns raised by shareholders. All of the members of the Board of Trustees attended the 2004 Annual Meeting of Shareholders. In addition, during the Company’s fiscal year ended December 31, 2004, non-management trustees met without management in regularly scheduled executive sessions over which Philip G. Barach, the lead trustee of the independent members of the Board of Trustees, presided.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

          The Board of Trustees has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines set forth various matters relating to how the Board of Trustees will conduct its affairs in the governance of the Company, including, without limitation, trustee qualification standards, trustee responsibilities, trustee compensation, trustee orientation, trustee continuing education, and the relationship between the Board of Trustees, management and independent advisors. The Board of Trustees has also adopted a Code of Business Conduct and Ethics. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on the Company’s website at www.glimcher.com. A copy of the Corporate Governance Guidelines and a copy of the Code of Business Conduct and Ethics are available in print to any shareholder who requests them in writing to the Company’s Secretary, Glimcher Realty Trust, 150 East Gay Street, Columbus, Ohio 43215.

Code of Ethics for Senior Financial Officers

          The Board of Trustees has adopted a Code of Ethics applicable to the Company’s Chairman of the Board, Chief Executive Officer, Chief Financial Officer and Controller, which is available on the Company’s website at www.glimcher.com. A copy of the Code of Ethics for Senior Financial Officers is available in print to any shareholder who requests it in writing to the Company’s Secretary, Glimcher Realty Trust, 150 East Gay Street, Columbus, Ohio 43215.

Policy for the Reporting of Questionable Accounting or Financial Matters

          The Audit Committee has adopted a Policy for the Reporting of Questionable Accounting or Financial Matters which is available on the Company’s website at www.glimcher.com. A copy of the Policy for the Reporting of Questionable Accounting or Financial Matters is available in print to any shareholder who requests it in writing to the Company’s Secretary, Glimcher Realty Trust, 150 East Gay Street, Columbus, Ohio 43215.

Communications Between Shareholders and the Board of Trustees

          Shareholders and other interested persons seeking to communicate with the Board of Trustees should submit any communications in writing to the Company’s Secretary, Glimcher Realty Trust, 150 East Gay Street, Columbus, Ohio 43215. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The Company’s Secretary will forward such communication to the full Board of Trustees or to any individual trustee or trustees to whom the communication is directed.

Trustee Independence

          The Board of Trustees has determined that Messrs. Barach, Doran, Gross, Overly and Williams are independent trustees that meet the independence requirements of the NYSE and the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”), thereby establishing that a majority of the trustees on the Board are independent. The Board of Trustees has made such determination based on the fact that none of such persons have had, or currently have, any material relationship with the Company that would currently impair their independence, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship.

Board Committees

          The Board of Trustees has four standing committees: an Audit Committee, an Executive Committee, an Executive Compensation Committee and a Nominating & Corporate Governance Committee. The Board of Trustees no longer has a Management Committee. Each committee’s membership and responsibilities are discussed below.

Audit Committee

          The members of the Audit Committee are Messrs. Philip G. Barach, Wayne S. Doran and Niles C. Overly. Mr. Barach is the Chairman of the Audit Committee. Each member of the Audit Committee qualifies as an “independent” trustee under the listing standards of the NYSE and the rules promulgated by the SEC. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The function of the Audit Committee is to (i) appoint and replace the Company’s independent registered public accounting firm, (ii) review with the independent registered public accounting firm the audit plans and results of the audit engagement, (iii) approve professional services provided by the independent registered public accounting firm, (iv) review the qualifications and independence of the independent registered public accounting firm, (v) consider the range of audit and non-audit fees, (vi) review the adequacy of the Company’s internal accounting controls, (vii) review and approve any related party transactions, and (viii) investigate reports of ethical and regulatory violations within the Company. The Audit Committee also reviews the results of management’s assessment of internal control over financial reporting set forth in Management’s Report on Internal Control Over Financial Reporting. The Audit Committee met sixteen times during the fiscal year ended December 31, 2004.

          The Board of Trustees has adopted an Audit Committee Charter and it is available on the Company’s website at www.glimcher.com. A copy of the Audit Committee Charter is available in print to any shareholder who requests it in writing to the Company’s Secretary, Glimcher Realty Trust, 150 East Gay Street, Columbus, Ohio 43215. The Audit Committee Charter sets forth the responsibilities, authority and specific duties of the Audit Committee. The Audit Committee Charter also specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the Company’s independent registered public accounting firm, the Company’s internal audit department and Company management.

Audit Committee Financial Expert

          On September 8, 2004, the Board of Trustees determined that Niles C. Overly qualified as an Audit Committee Financial Expert in accordance with the independence and experience requirements of the NYSE, the Exchange Act and other applicable law, including the Sarbanes-Oxley Act of 2002.

Executive Committee

          The members of the Executive Committee are Messrs. Philip G. Barach, Wayne S. Doran, Michael P. Glimcher and Niles C. Overly. Mr. Doran is the Chairman of the Executive Committee. The function of the Executive Committee is to generally exercise all powers of the Board of Trustees except those which are prohibited pursuant to resolutions adopted by the Board of Trustees or which require action by all trustees or independent trustees under applicable law or the provisions of the Company’s Bylaws or Declaration of Trust. The Executive Committee did not meet during the fiscal year ended December 31, 2004, but acted by unanimous written consent on three occasions.

Executive Compensation Committee

          The members of the Executive Compensation Committee are Messrs. Philip G. Barach, Wayne S. Doran and William S. Williams. Mr. Barach is the Chairman of the Executive Compensation Committee. Each member of the Executive Compensation Committee qualifies as an “independent” trustee under the listing standards of the NYSE and the rules promulgated by the SEC. The function of the Executive Compensation Committee is to determine compensation for the Company’s executive officers and to make recommendations to the Board of Trustees with respect to compensation programs and policies of the Company, including those for trustees. In addition, the Executive Compensation Committee, by appointment of certain of its members, is authorized to administer the Company’s 1997 Incentive Plan (the “1997 Plan”) and 2004 Incentive Compensation Plan (the “2004 Plan”). The Executive Compensation Committee met four times during the fiscal year ended December 31, 2004. The Board of Trustees has adopted an Executive Compensation Committee Charter and it is available on the Company’s website at www.glimcher.com. A copy of the Executive Compensation Committee Charter is available in print to any shareholder who requests it in writing to the Company’s Secretary, Glimcher Realty Trust, 150 East Gay Street, Columbus, Ohio 43215. The Executive Compensation Committee Charter sets out the responsibilities, authority and specific duties of the Executive Compensation Committee. It also specifies, among other things, the structure and membership requirements of the Executive Compensation Committee, as well as the relationship of the Executive Compensation Committee to any independent compensation consultants and management of the Company.

Nominating & Corporate Governance Committee

          The members of the Nominating & Corporate Governance Committee (the “Corporate Governance Committee”) are Messrs. Wayne S. Doran, Philip G. Barach and William S. Williams. Mr. Doran is the Chairman of the Corporate Governance Committee. Each member of the Corporate Governance Committee qualifies as an “independent” trustee under the listing standards of the NYSE and the rules promulgated by the SEC. The function of the Corporate Governance Committee is to (i) identify individuals qualified to be members of the Board of Trustees, (ii) make recommendations to the Board of Trustees of nominees for election at the next annual meeting of the Company’s shareholders, (iii) recommend to the Board of Trustees the corporate governance principles applicable to the Company, and (iv) recommend to the Board of Trustees the trustee nominees for each committee of the Board of Trustees and for the Chairperson of each such committee. The Corporate Governance Committee met four times during the fiscal year ended December 31, 2004. The Board of Trustees adopted a Corporate Governance Committee Charter and it is available on the Company’s website at www.glimcher.com. A copy of the Corporate Governance Committee Charter is available in print to any shareholder who requests in writing to the Company’s Secretary, Glimcher Realty Trust, 150 East Gay Street, Columbus, Ohio 43215. The Corporate Governance Committee Charter sets out the responsibilities, authority and specific duties of the Corporate Governance Committee.

Trustee Nominations

          The Corporate Governance Committee will consider candidates for the Board of Trustees submitted by shareholders in accordance with the Bylaws of the Company, as the same may be amended from time to time, as more fully described in this Proxy Statement under the heading “Shareholder Proposals” and as set forth in the terms below. Any shareholder wishing to submit a candidate for consideration should send the following information to the Company’s Secretary, Glimcher Realty Trust, 150 East Gay Street, Columbus, Ohio 43215.

•	Shareholder’s name, number of shares owned, length of period held and proof of ownership;

•	Name, age and address of candidate;

•	A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history for at least the previous five years and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board of Trustees;

•	A description of any current or past arrangements or understandings between the candidate and the Company or its executive officers or trustees;

•	Other relevant factors or considerations; and

•	A signed statement from the candidate, confirming his/her willingness to serve on the Board of Trustees.

          The Company’s Secretary will promptly forward such materials to the Chairperson of the Corporate Governance Committee. The Company’s Secretary also will maintain copies of such materials for future reference by the Corporate Governance Committee when filling positions on the Board of Trustees.

          The Corporate Governance Committee will consider shareholder nominated candidates if a vacancy arises or if the Board of Trustees decides to expand its membership, and at such other times as the Corporate Governance Committee deems necessary or appropriate.

Minimum Qualifications and Process for Identifying and Evaluating Nominees

          The Company does not set specific criteria for members of the Board of Trustees of the Company except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE and the SEC, as applicable. Nominees for trustee will be selected in accordance with the criteria set forth in the Company’s Corporate Governance Guidelines and on the basis of various other factors and criteria which the Board of Trustees determines relevant, including, without limitation, the achievement in their personal careers; board experience; wisdom; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to performing the duties incumbent upon members of the Board of Trustees. While the selection of qualified trustees is a complex and subjective process that requires consideration of many intangible factors, the Corporate Governance Committee should believe that each nominee for trustee would have the capacity, if chosen to serve on the Board of Trustees, to have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any significant subsidiaries or business segments, and (iii) the relative position of the Company and its business segments in relation to its competitors.

          When nominating a sitting trustee for re-election at an annual meeting, the Corporate Governance Committee will consider the trustee’s performance on the Board of Trustees and the trustee’s qualifications in respect of the foregoing.

          The Corporate Governance Committee is willing to consider candidates submitted by a variety of sources (including incumbent trustees, shareholders, Company management and third party search firms) when reviewing candidates to fill vacancies and/or expand the Board of Trustees. If a vacancy arises or the Board of Trustees decides to expand its membership, the Corporate Governance Committee will ask each trustee to submit a list of potential candidates for consideration. The Corporate Governance Committee will then evaluate each potential candidate’s educational background, employment history, outside commitments and other relevant factors and criteria to determine whether the candidate is potentially qualified to serve on the Board of Trustees. At that time, the Corporate Governance Committee also will consider potential nominees submitted by shareholders in accordance with the procedures adopted by the Board of Trustees, the Company’s management and, if the Corporate Governance Committee deems it necessary, retain an independent third party search firm to provide potential candidates. The Corporate Governance Committee will seek to identify and recruit the best available candidates, and it intends to evaluate qualified shareholder nominees on the same basis as those submitted by Board of Trustees members, Company management, third party search firms or other sources.

          After completing this process, the Corporate Governance Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Corporate Governance Committee will rank them by order of preference, depending on their respective qualifications and the Company’s needs. The Corporate Governance Committee Chairperson will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with the full Corporate Governance Committee. All such interviews are held in person and include only the candidate and the Corporate Governance Committee members. Based upon interview results and appropriate background checks, the Corporate Governance Committee then decides whether it will recommend the candidate’s nomination to the full Board of Trustees.

The Disclosure Committee

          The Disclosure Committee is not a committee of the Board of Trustees. The Disclosure Committee is composed of Ms. Janette P. Bobot and four of the Company’s executive officers, Messrs. Michael P. Glimcher, George A. Schmidt, William G. Cornely and Mark E. Yale. Ms. Bobot is the Chairperson of the Disclosure Committee and also director of the Company’s department of internal audit. The function of the Disclosure Committee is to ensure the accuracy, completeness and timeliness of any and all disclosures made to the Company’s shareholders and the investment community as to the Company’s financial condition and results of operations in all material respects. The Disclosure Committee met seven times during the fiscal year ended December 31, 2004. The Chief Executive Officer and the Chief Financial Officer have adopted a Disclosure Committee Charter and it is available on the Company’s website at www.glimcher.com. The Disclosure Committee Charter sets out the responsibilities, authority and specific duties of the Disclosure Committee.

Trustees’ Compensation

          Each non-employee trustee of the Company receives an annual fee of $40,000, plus a fee of $2,000 for each meeting of the Board of Trustees (the amount is reduced to $1,000 in the event that the meeting is a telephonic meeting) and $1,000 for each committee meeting attended. In addition, the trustee serving as the Chairman of the Audit Committee of the Board of Trustees receives an additional annual fee of $15,000, the trustee serving as the lead independent trustee of the Board of Trustees receives an additional annual fee of $15,000 and each trustee serving as the Chairman of the Executive Compensation Committee or the Corporate Governance Committee of the Board of Trustees receives an additional annual fee of $10,000, respectively. Any trustee serving as the Chairman of more than one committee shall receive an additional annual fee only for his or her chairmanship of one such committee. The non-executive Chairman of the Board of Trustees shall receive an annual fee of $100,000. The trustee serving as the Chairman of the Executive Committee of the Board of Trustees shall not receive additional annual fees for serving in such capacity.

          Each trustee who is not an executive officer of the Company is eligible to receive grants of options to purchase Common Shares under the 2004 Plan and 1997 Plan. It is the Company’s current intention to make annual grants of options to purchase 3,000 Common Shares under the 2004 Plan to each such trustee of the Company. Executive officers of the Company who are also trustees do not receive stock options for serving as trustees and are not paid any trustees’ fees. In addition, the Company reimburses trustees for travel expenses incurred in connection with their activities on behalf of the Company.

          On March 9, 2005, Messrs. Philip G. Barach, Wayne S. Doran, Herbert Glimcher, Howard Gross, Niles C. Overly, Alan R. Weiler and William S. Williams were each granted, pursuant to the 2004 Plan, options to purchase 3,000 Common Shares at an exercise price of $25.67 per share. Except for Mr. Herbert Glimcher, the options granted to each of the aforementioned trustees vested and were exercisable immediately upon the grant thereof. Mr. Herbert Glimcher’s options are exercisable in three equal annual installments commencing on the first anniversary of the grant date and will remain exercisable through the options’ expiration date.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee has appointed BDO Seidman, LLP (“BDO”) as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2005. A proposal to ratify this appointment is being presented to the holders of Common Shares at the Annual Meeting. Although ratification is not required under the Bylaws of the Company or otherwise, the Board of Trustees is submitting the appointment of BDO to our shareholders for ratification as a matter of good corporate practice. If this proposal is not approved at the Annual Meeting then the Audit Committee may reconsider its appointment. Regardless of the outcome of this vote, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

          PricewaterhouseCoopers LLP (“PWC”) served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2003 and from January 1, 2004 through June 1, 2004. PWC elected not to renew its engagement as the independent registered public accounting firm of the Company effective June 1, 2004. On August 5, 2004, upon the recommendation of the Company’s Audit Committee, the Company’s Board of Trustees voted to approve the engagement of BDO as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2004.

          The reports of PWC on the consolidated financial statements of the Company for the past two years contained no adverse opinion or a disclaimer of opinion, nor were qualified or modified as to, uncertainty, audit scope or accounting principle.

          During the Company’s two most recent fiscal years ended December 31, 2003 and through June 8, 2004, there were no disagreements between the Company and PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to PWC’s satisfaction, would have caused PWC to make reference to the subject matter in connection with its report on the Company’s consolidated financial statements for such period.

          The Company believes that there was one reportable event under Item 304(a)(1)(v) of Regulation S-K resulting from a non-material, unintentional related party transaction in connection with the Company’s City Park development project. The transaction has been previously reported by the Company in its Form 10-K for the fiscal year ended December 31, 2003 and in its Form 10-Q for the period ended March 31, 2004 filed with the SEC. As a result of the transaction, PWC requested, and the Audit Committee and the Company’s management agreed to, a change in the officers of the Company that would execute representation letters to PWC. The Company has authorized PWC to respond fully to the inquiries of the successor independent registered public accounting firm concerning the subject matter of PWC’s request.

          The Company provided PWC with a copy of the foregoing disclosures which were previously disclosed in Item 4 of its report on Form 8-K filed on June 8, 2004 and requested PWC to furnish it with a letter addressed to the SEC stating whether or not it agrees with the statements made by the Company. The Company received on June 11, 2004 a copy of a letter from PWC to the SEC addressing the disclosures made in Item 4 of the Company’s June 8, 2004 Form 8-K. A copy of PWC’s letter of June 11, 2004 is filed as Exhibit 16.1 to the Company’s report on Form 8-K/A filed with the SEC on June 15, 2004.

          The Section 10A investigation referenced in PWC’s letter was conducted as a result of a related party transaction in connection with the Company’s City Park development project which transaction was brought to the attention of the Audit Committee by the Company in February 2004. The Audit Committee undertook a review of the facts and circumstances surrounding the City Park development project related party transaction, which included, among other things, promptly retaining independent counsel. In February 2004, the independent counsel concluded that the transaction was not material, was unintentional, that no illegal act had occurred, that there was no finding that the Chairman of the Board of Trustees and the Chief Executive Officer of the Company or any member of his family benefited from the City Park development project and that the failure to previously publicly disclose such transaction was not a violation of law or SEC rules.

          During the Company’s two most recent fiscal years preceding PWC’s resignation and through August 5, 2004, the Company did not consult BDO with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements; (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to this item); or (iii) a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

          A representative of BDO is expected to be present at the Annual Meeting and available to respond to appropriate questions and, although BDO has indicated that no statement will be made, an opportunity for a statement will be provided. To the best of our knowledge, no representatives of PWC will attend the Annual Meeting.

          As mentioned above, BDO assumed the role of independent registered public accounting firm for the Company on August 5, 2004. PWC provided audit services and non-audit services to the Company until its resignation on June 1, 2004. Set forth below are the aggregate fees billed to the Company for audit and non-audit services by BDO and PWC, respectively, during fiscal years ended December 31, 2004 and December 31, 2003, respectively:

          AUDIT FEES. PWC’s fees for professional services rendered for the audit and review of the Company’s financial statements for the fiscal year ended December 31, 2003 and review of financial statements included in the Company’s quarterly reports during the fiscal year ended December 31, 2003 were $232,222, and the audit fees relating to the Company’s quarterly report for the period ended March 31, 2004 were $58,867. In addition, fees paid to PWC for comfort letters relating to the Company’s shelf registration statements and prospectus supplements issued during fiscal years ended December 31, 2004 and December 31, 2003 were $35,450 and $46,511, respectively. BDO’s fees for professional services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting for the fiscal year ended December 31, 2004 and review of financial statements included in the Company’s quarterly reports for the quarterly periods ended June 30, 2004 and September 30, 2004 were $344,000. BDO also conducted a re-audit of the Company’s annual financial statements for the fiscal years ended December 31, 2003 and 2002. BDO’s fees for these professional services were $467,500. BDO incurred no professional fees from the Company during the fiscal year ended December 31, 2003.

          AUDIT-RELATED FEES. PWC’s fees for audit-related services for the fiscal years ended December 31, 2004 and 2003 were $167,817 and $189,725, respectively. The fees for 2004 and 2003 relate to attest services not required by statute or regulation ($138,000 in 2003), an employee benefit plan audit ($15,425 in 2003), acquisition audit services ($60,150 in 2004 and $33,200 in 2003), a review in 2004 performed on behalf of the Company’s Audit Committee ($88,987 in 2004), discussions with successor auditors ($18,680 in 2004), and other fees in 2003 totaling $3,100. BDO’s fees for audit-related services for the fiscal year ended December 31, 2004 were $95,000. The fees for 2004 relate to attest services not required by statute or regulation ($86,000) and other fees totaling $9,000.

          TAX FEES. PWC’s tax fees for the rendering of tax compliance and tax consulting services for the fiscal years ended December 31, 2004 and 2003 were $18,700 and $58,450, respectively. BDO’s tax fees for the rendering of tax compliance and tax consulting services for fiscal year ended December 31, 2004 were $64,362.

          ALL OTHER FEES. There were no other fees paid to either PWC or BDO in the fiscal years ended December 31, 2004 and December 31, 2003.

          All of the services provided by PWC and BDO described above under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were approved by the Company’s Audit Committee. At the time that PWC served as the Company’s independent registered public accounting firm, the Audit Committee determined that the rendering of professional services described above by PWC was compatible with maintaining PWC’s independence. The Audit Committee has determined that the rendering of professional services by BDO is compatible with maintaining BDO’s independence.

Audit Committee Pre-Approval Policies

          The Audit Committee Charter provides that the Audit Committee shall approve in advance all audit services and all non-audit services provided by the independent registered public accounting firm based on policies and procedures developed by the Audit Committee from time to time. The Audit Committee will not approve any non-audit services prohibited by applicable SEC or NYSE regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

          The Company’s Audit Committee also requires that our independent registered public accounting firm be responsible for seeking pre-approval from the Audit Committee for providing services to the Company.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

EXECUTIVE OFFICERS

          The following information is provided with respect to the executive officers of the Company. Executive officers are elected by and serve at the discretion of the Board of Trustees.

          Michael P. Glimcher, Chief Executive Officer and President. Biographical information regarding Mr. Michael P. Glimcher is set forth under “Proposal 1 - Nominees for Election as Class II Trustees.”

          George A. Schmidt, 57, is currently Executive Vice President, General Counsel and Secretary of the Company. He has served as a Class II Trustee since May 1999 and his term as a Class II Trustee will expire following the Annual Meeting. He has served as Executive Vice President since March 1999 and General Counsel and Secretary since May 1996. He served as Senior Vice President of the Company from September 1996 until his promotion to Executive Vice President of the Company. Mr. Schmidt has over 25 years of experience in the practice of commercial real estate law, including six years as Assistant General Counsel of DeBartolo Realty Corporation, a NYSE-listed real estate investment trust, prior to joining the Company in May of 1996. Mr. Schmidt has a B.A. degree from Cornell University, an M.B.A. degree from Ohio University and a J.D. degree from Case Western Reserve University. Mr. Schmidt is a member of the Ohio, Texas, Columbus, Ohio and American Bar Associations and is a member of ICSC and NAREIT. Mr. Schmidt has been a lecturer on shopping center leasing, legal, development and corporate governance issues for the American Bar Association, ICSC and Ohio University. Mr. Schmidt is a member of the Company’s Disclosure Committee.

          William G. Cornely, 55, is currently Executive Vice President, Chief Operating Officer and Treasurer of the Company. He served as a Class I Trustee from October 1999 to May 7, 2004. He has served as Executive Vice President since March 9, 1999, Chief Operating Officer since March 9, 1998 and Treasurer since May 1997. He served as Chief Financial Officer of the Company from April 15, 1997 until June 30, 2002 and as interim Chief Financial Officer from April 2, 2004 to August 5, 2004. He served as Senior Executive Vice President of the Company from March 9, 1998 through October 20, 1999. From April 15, 1997 until his promotion to Senior Executive Vice President of the Company on March 9, 1998, he served as Senior Vice President. Mr. Cornely was associated with the international accounting firm of Coopers & Lybrand L.L.P. (a predecessor firm to PWC) from 1977 to 1997 and was a partner of such firm from 1986 until he joined the Company in 1997. Mr. Cornely is a member of ICSC and NAREIT and is active in several charitable organizations. Mr. Cornely is a member of the Company’s Disclosure Committee.

          Thomas J. Drought, Jr., 43, has been Senior Vice President, Leasing since January 1, 2002. For the past seven years, Mr. Drought has served in various leasing positions with the Company, including Regional Leasing Director and Vice President of Leasing. Prior to joining the Company, Mr. Drought spent nine years with L & H Real Estate Group (formerly Landau & Heyman Ltd.) that aligned with Jones Lang LaSalle in 2004. He has more than 19 years of extensive real estate leasing experience. Mr. Drought holds the designation of Certified Leasing Specialist from ICSC. Mr. Drought is responsible for directing and overseeing leasing of the Company’s entire portfolio of properties.

          Mark E. Yale, 39, has been Senior Vice President and Chief Financial Officer since August 5, 2004 when he joined the Company. Prior to joining the Company, Mr. Yale served as Senior Vice President – Financial Reporting at Storage USA, Inc. (“Storage”) from 1998 to May 2002 and as Manager of Finance for Storage from May 2002 to August 2004 when it became a division of GE Real Estate. Prior to joining Storage, he was a senior manager with Coopers & Lybrand L.L.P. (a predecessor firm to PWC) from 1987 to 1998. Mr. Yale has a Bachelor of Arts in Accounting from the University of Richmond and is an inactive Certified Public Accountant. Mr. Yale is a member of the American Institute of Certified Public Accountants and NAREIT. Mr. Yale is a member of the Company’s Disclosure Committee.

EXECUTIVE COMPENSATION

          The following table sets forth certain information with respect to the cash and other compensation paid or accrued by the Company for services rendered by the Company’s Chief Executive Officer and four other most highly compensated current executive officers whose salary and bonus exceeded $100,000 (collectively, the “Named Executives”), during the fiscal years ended December 31, 2004, 2003 and 2002. The Company did not grant any restricted share awards or share appreciation rights or make any other long-term incentive plan grants or awards during the years indicated.

Summary Compensation Table

	Annual Compensation(1)			Long-Term Compensation (Common Shares)

Name & Principal Position	Year	Salary	Bonus	Options

Herbert Glimcher,	2004	$566,500	$589,900(4)	150,000
Chief Executive Officer(2) and Chairman	2003	$537,500	$0	100,000
of the Board	2002	$500,000	$0	100,000

Michael P. Glimcher,	2004	$396,550	$198,275	125,000
Chief Executive Officer(3) and President	2003	$376,250	$0	75,000
	2002	$350,000	$0	75,000

William G. Cornely,	2004	$339,900	$101,970	50,000
Executive Vice President,	2003	$322,500	$0	50,000
Chief Operating Officer and Treasurer	2002	$300,000	$0	50,000

George A. Schmidt,	2004	$283,249	$84,975	50,000
Executive Vice President,	2003	$268,750	$0	50,000
General Counsel and Secretary	2002	$250,000	$0	30,000

Thomas J. Drought, Jr.,	2004	$264,316	$26,432	20,000
Senior Vice President, Leasing	2003	$262,625	$0	20,000
	2002	$235,000	$0	10,000

(1)	The total value of all perquisites and other personal benefits received by each officer was less than the lesser of either $50,000 or ten percent (10%) of the total salary of and bonus paid or accrued by the Company for services rendered by such officer during the fiscal year.

(2)	Herbert Glimcher resigned as Chief Executive Officer of the Company on January 20, 2005. He currently serves as Senior Advisor to the Company, non-executive Chairman of the Board of Trustees and non-executive Chairman of the Board of Directors of Glimcher Properties Corporation, a wholly-owned subsidiary of the Company.

(3)	Michael P. Glimcher was elected Chief Executive Officer of the Company on January 20, 2005 and currently serves as Chief Executive Officer and President of the Company.

(4)	Bonus includes a $250,000 merit bonus for Mr. Glimcher’s significant efforts and contributions relating to the Polaris Fashion Place transaction and a $339,900 bonus received under the Company’s Executive Bonus Plan.

Option Grants in Last Fiscal Year

          The following table sets forth certain information concerning options to purchase Common Shares granted during the fiscal year ended December 31, 2004 to each of the Named Executives. The Company did not grant any share appreciation rights during 2004.

Individual Grants

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($) (1)

Herbert Glimcher	117,580	21.0%	$26.69	3/11/14	$167,599
	32,420	5.8%	$19.56	5/9/14	$ 15,348

Michael P. Glimcher	97,985	17.5%	$26.69	3/11/14	$139,668
	27,015	4.8%	$19.56	5/9/14	$ 12,789

William G. Cornely	39,194	7.0%	$26.69	3/11/14	$ 55,867
	10,806	1.9%	$19.56	5/9/14	$ 5,116

George A. Schmidt	39,194	7.0%	$26.69	3/11/14	$ 55,867
	10,806	1.9%	$19.56	5/9/14	$ 5,116

Thomas J. Drought, Jr	15,678	2.8%	$26.69	3/11/14	$ 22,347
	4,322	0.8%	$19.56	5/9/14	$ 2,046

(1)	Based upon the Black-Scholes option pricing model adopted for use in valuing executive stock options. The actual value, if any, that the Named Executive receives will depend on the excess of the share price at the time of exercise over the exercise or base price on the date the option is exercised. There is no assurance that the value realized by the Named Executive will be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based on arbitrary assumptions such as interest rates, share price volatility and future dividend yields.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

          During the fiscal year ended December 31, 2004, all of the Named Executives exercised options granted to them. As of December 31, 2004, all of the options granted to the Named Executives were in-the-money. The following table sets forth certain information with respect to options exercised during 2004 and any unexercised options held as of the end of such fiscal year by the Named Executives.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options Held at December 31, 2004 Exercisable/Unexercisable	Value ($) of Unexercised In- the-Money Options Held at December 31, 2004 Exercisable/Unexercisable

Herbert Glimcher	53,400	307,925	891,599/250,001	9,266,642/1,306,164

Michael P. Glimcher	125,000	1,281,264	55,000/200,000	435,800/1,011,617

William G. Cornely	70,000	742,773	119,999/100,001	1,102,690/589,057

George A. Schmidt	33,500	295,422	98,166/93,334	1,030,367/521,720

Thomas J. Drought, Jr	9,534	63,779	15,666/36,668	159,892/201,962

          Information regarding the Company’s equity compensation plans in effect as of December 31, 2004 is as follows:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))

	(a)	(b)	(c)
Equity compensation plans approved by shareholders	2,128,571	$17.55	1,056,410

Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Certain Relationships and Related Party Transactions

Employment & Consulting Agreement of Herbert Glimcher

          On January 20, 2005, Herbert Glimcher resigned as Chief Executive Officer of the Company and entered into an Employment and Consulting Agreement (the “Agreement”) with the Company and Glimcher Properties Limited Partnership (“GPLP” and together with the Company, the “Corporation”). He remains Chairman of the Board of Trustees (for purposes of this section only, the “Board”) of the Company. Under the Agreement, the Company will employ Mr. Glimcher as Senior Advisor to the Company and as non-executive Chairman of the Board. Mr. Glimcher will also serve as non-executive Chairman of the Board of Directors for Glimcher Properties Corporation (“GPC”). Neither the Company nor GPC will consider Mr. Glimcher to be an executive officer. The initial term of the Agreement commenced on February 1, 2005 and continues through May 31, 2006 (the “Term”); provided, that the Term may be renewed for an additional one year period if the Company and Mr. Glimcher agree to renew the Term prior to its expiration.

          Mr. Glimcher will not be eligible to participate in any of the bonus plans available to the Corporation’s senior salaried employees, but will be eligible to receive cash performance bonuses approved by the Board or the Board’s Executive Compensation Committee (the “Bonus”). Mr. Glimcher shall be entitled to participate in employee benefit plans customarily made available to senior salaried employees of the Company from time to time. The Company shall maintain a life insurance policy covering the life of Mr. Glimcher and the Company shall reimburse Mr. Glimcher for reasonable rent for office space located in Columbus, Ohio and for the reasonable salary of one administrative assistant and provide a part-time driver consistent with present practice.

          In the event that Mr. Glimcher’s employment under the Agreement continues through May 10, 2006, then 50,000 of the unvested stock options that he received on March 12, 2004 and May 10, 2004, respectively, and which vest on the third anniversary of the date of grant in 2007 (the “Options”), shall immediately vest and become exercisable on May 10, 2006; however, if the Corporation and Mr. Glimcher agree to renew the Agreement then the Options shall vest and become exercisable on their original vesting dates. Additionally, if Mr. Glimcher’s employment is terminated by reason of death or disability then any stock options or other awards issued to Mr. Glimcher under the Company’s incentive compensation and share option plans shall immediately vest and become exercisable on the date of Mr. Glimcher’s death or disability.

          For a period of two (2) years following the termination of Mr. Glimcher’s employment under the Agreement (the “Post-Employment Restricted Period”) as well as during the Term, and any renewal of the Term (together with the Post-Employment Restricted Period, the “Restricted Period”), Mr. Glimcher shall not, without the prior written consent of the Company, serve as an employee, agent, partner, shareholder, member, officer, director of or consultant for, or in any capacity participate, engage or have, directly or indirectly, a financial or other interest in any Competitive Business (as defined in the Agreement). Notwithstanding the foregoing, Mr. Glimcher may pursue any business activity for which the Board has previously consented and waived any corporate opportunity rights. Subject to certain exceptions, neither Mr. Glimcher, nor any entity of which he serves as a director, officer, trustee, member, manager, general partner or limited partner, shall employ any person during the Restricted Period who was employed by the Company until the Company has not employed such person for more than one year. Mr. Glimcher also will refrain during the Restricted Period from disclosing, without the prior written consent of the Company’s Chief Executive Officer, any confidential information about the Company and from making any disparaging comments about the Company.

          Mr. Glimcher shall receive $100,000 per annum for serving as the non-executive Chairman of the Board for the Company and GPC and $250,000 per annum for serving as Senior Advisor to the Company (the “Salary”). Additionally, Mr. Glimcher shall receive $2,000,000 in cash during the Post-Employment Restricted Period from the Company as follows: a) $360,000 to provide consulting services during the Post-Employment Restricted Period which shall be payable at the rate of $20,000 per month commencing on the last day of the seventh month following the start of the Post-Employment Restricted Period (the “Consulting Payment”); b) $810,000 to abide by the Agreement’s non-compete, non-solicitation, non-disparagement and confidentiality provisions, which shall be payable at the rate of $45,000 per month commencing on the last day of the seventh month following the start of the Post-Employment Restricted Period (the “Non-Competition Payment”); and c) $830,000 for special, unique and substantial contributions to the Company, payable on the last day of the seventh month of the Post-Employment Restricted Period. If Mr. Glimcher’s employment is terminated for cause or he breaches the Agreement’s non-competition provisions then any unpaid installments of the Consulting Payment or Non-Competition Payment shall be forfeited.

          Lastly, in the event of a change of control of the Company while Mr. Glimcher is employed by the Company under the Agreement, Mr. Glimcher will be entitled to three times (3x) his base salary and bonus for the calendar year prior to the change of control as determined by the terms of the Severance Benefits Agreement, dated June 11, 1997, between Mr. Glimcher and the Company. Mr. Glimcher’s Severance Benefits Agreement is discussed below under the section “Severance Benefits Agreements.”

          The Agreement was unanimously approved by the independent members of the Board of Trustees of the Company on the joint recommendation of the Executive Compensation Committee and Corporate Governance Committee after consultation with Hewitt Associates, a global executive compensation consulting firm engaged by the Executive Compensation Committee, which firm found that the financial arrangements and other terms of the Agreement were within the range of competitive marketplace practices for similarly situated Chief Executive Officers/founders.

Employment Agreement of William G. Cornely

          On December 1, 2000, the Company entered into an Employment Agreement (the “Cornely Agreement”) with William G. Cornely as Executive Vice President, Chief Operating Officer and Treasurer, with a term of three years commencing on November 30, 2000 and renewable each year thereafter for a period of one year with termination allowable by either party by giving notice to the other party (on or before August 31 of each year of the Cornely Agreement) that such employment shall cease on December 1 of the year in which the notice is given. Mr. Cornely’s base salary under the Cornely Agreement was $300,000 per annum, plus any annual bonuses and salary adjustments made in accordance with the Company’s Executive Bonus Plan. Mr. Cornely received $441,870 in salary and bonuses from the Company for fiscal year ended December 31, 2004. The Company has also entered into a Severance Benefits Agreement with Mr. Cornely as described below.

HP Transaction/City Park Development

          In the second and third quarters of 2002, Trans State Development, LLC, a wholly-owned subsidiary of the Company (“Trans State Development”), entered into certain options with an unrelated third party to purchase land in Mason, Ohio for a proposed development of a regional mall and community center. At the December 19, 2002 Board of Trustees meeting, the Company informed the Board of Trustees that it did not intend to proceed with the development of the proposed project. Trans State Development assigned its land options to HP Development LLC (“HP”) on January 31, 2003 pursuant to the terms of an Assignment Agreement. The Assignment Agreement provided for reimbursement by HP to Trans State Development of all costs it had incurred to the date of the assignment in conjunction with the options. In addition, on January 31, 2003, the Company entered into a Master Leasing Agreement with HP for the Company to provide leasing, legal and pre-development services. Beginning in February 2003, advances were made from Ellen Glimcher, doing business as Dell Property Group, Ltd., to HP. The Board of Trustees was unaware of these fund transfers or the involvement with HP of Ellen Glimcher through Dell Property Group, Ltd. During the year ended December 31, 2003, HP received $471,000 from Dell Property Group, Ltd., of which $350,000 was used to make payments to the Company for the land options and services provided under the Master Leasing Agreement during the year ended December 31, 2003. Ellen Glimcher is the daughter of Herbert Glimcher, the Chairman of the Board of Trustees of the Company, and the sister of Michael P. Glimcher, the Chief Executive Officer and President of the Company. On December 11, 2003, the Company cancelled the Master Leasing Agreement between HP and Trans State Development and HP assigned the land options back to Trans State Development. In consideration for the assignment of the options, Trans State Development agreed to reimburse HP for costs incurred related to the project plus a $25,000 service fee, for a total of $696,000. The Board of Trustees was unaware of the transfer of funds from Dell Property Group, Ltd. or the involvement of Ellen Glimcher through Dell Property Group, Ltd. with HP at the time the land options were assigned to HP on January 31, 2003 or assigned to the Company on December 11, 2003. At December 31, 2003, the Company had a payable of $696,000 to HP, which was paid by the Company on January 15, 2004. In February 2004, the Board of Trustees became aware of the involvement of and funds transferred by Ellen Glimcher through Dell Property Group, Ltd. to HP. In February 2004, the Audit Committee of the Board of Trustees considered and approved each of the past transactions as part of its determination for the Company to proceed with the project.

TGC/Corporate Flight Relationship

          The Company paid TGC and Corporate Flight, Inc. (“CFI”), which are both wholly owned by Herbert Glimcher, $9,229 and $239,331, respectively, for the year ended December 31, 2004, for the use in connection with Company related matters, of a coach owned by TGC and an airplane owned by CFI.

Archer-Meek-Weiler Insurance Agency

          The Company has engaged Archer-Meek-Weiler, a company of which Alan R. Weiler is Chairman, as its agent for the purpose of obtaining property, liability and employee practices liability insurance coverage. In connection with securing such insurance coverage, Archer-Meek-Weiler received net commissions of $299,885 for the year ended December 31, 2004.

Polaris Mall Transactions

          On January 5, 2004, GPLP completed the acquisition of the joint venture interests not previously owned by the Company in Polaris Mall, LLC, the indirect owner of Polaris Fashion Place, an approximately 1.6 million square foot enclosed upscale super regional mall located in Columbus, Ohio, from NP Limited Partnership, an Ohio limited partnership (“NPLP”) and other parties. The Company acquired the remaining 60.7% interest in Polaris Mall, LLC for approximately $46,500,000, which was paid with approximately $33,000,000 in cash and the balance by the issuance of 594,342 limited partnership operating units in GPLP (“OP Units”) valued at approximately $13,500,000.

          On January 5, 2004, GPLP also completed the acquisition of the joint venture interest not previously owned by the Company in Polaris Center, LLC, the owner of Polaris Towne Center, a 443,165 square foot town center located in Columbus, Ohio, from NPLP. The Company acquired the remaining 50% interest in Polaris Center, LLC for approximately $10,000,000, which was paid in cash.

          Mr. Weiler, his spouse and children own, in its entirety, WSS Limited Partnership, an Ohio limited partnership (“WSS”). WSS directly owns OP Units of limited partnership in GPLP. WSS also indirectly owns OP Units by virtue of its ownership interest in NPLP. WSS also owns an interest in Star-Weiler Limited Partnership, an Ohio limited partnership (“Star-Weiler”). Star-Weiler owns an interest in NPLP. Mr. Weiler’s children, nieces and nephews also indirectly own an interest in NPLP. In addition, Mr. Weiler’s sister-in-law previously owned an interest in Polaris Mall, LLC, which interest was acquired by GPLP on January 5, 2004.

          Following the acquisition of the joint venture interests not previously owned by the Company in Polaris Mall, LLC and Polaris Center, LLC, NPLP and WSS continue to directly own OP Units.

Leasing Activity

          A brother of Herbert Glimcher owns a company that leases seven store locations in the Company’s properties. The aggregate rents received by the Company from such locations were $268,000 for the fiscal year ended December 31, 2004.

Loans and Guarantees

          Herbert Glimcher has provided a loan guarantee to a private company unaffiliated with the Company that leased space beginning on November 16, 2002 in Polaris Fashion Place. Minimum rent was $17,000 for the year ended December 31, 2004. The tenant vacated in 2004.

          The Glimcher Group, owned by Robert Glimcher, a son of Herbert Glimcher and a brother of Michael P. Glimcher, reimbursed the Company $8,000 for reimbursement of expenses for shared space at a convention in May 2004. The David J. Glimcher Co., owned by David J. Glimcher, a former executive officer and trustee of the Company, son of Herbert Glimcher and brother of Michael P. Glimcher, reimbursed the Company $4,000 related to expenses for shared space at a convention in May 2004.

Severance Benefits Agreements

          The Company and GPLP have entered into Severance Benefits Agreements (the “Severance Agreements”) with Ms. Lisa A. Indest and Messrs. George A. Schmidt, William G. Cornely, Michael P. Glimcher, Thomas J. Drought, Jr., Barry L. Lustig, Douglas W. Campbell and Mark E. Yale (for purposes of describing the Severance Agreements only, each shall be an “Executive”). The Company and GPLP have also entered into a Severance Benefits Agreement with Mr. Herbert Glimcher as stated above in the section “Employment & Consulting Agreement of Herbert Glimcher.” If an Executive is an employee of the Company or GPLP immediately prior to a “Change in Control of GRT” (as defined in the Severance Agreements), the Executive will be entitled to receive a lump sum severance payment equal to three times (3x) (except in the case of Messrs. Drought and Yale, which is two times (2x), and in the case of Ms. Indest and Messrs. Lustig and Campbell, one and one-half times (1.5x)) the Executive’s annual compensation during the calendar year preceding the calendar year in which the Change in Control of GRT occurs, such annual compensation to include (i) all base salary and bonuses paid or payable to the Executive, (ii) all grants of restricted Common Shares and (iii) the fair market value of any other property or rights given or awarded to the Executive by the Company. In addition, any restricted Common Shares, or options to purchase Common Shares, granted to the Executive shall vest on the day immediately prior to the date of a Change in Control of GRT. For a period of 18 months following a Change in Control of GRT, the Company will maintain in full force and effect all life, accident, medical and dental insurance benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to the date of the Change in Control of GRT, subject to certain conditions and limitations as set forth in the Severance Agreements.

          As described above under the section “Employment & Consulting Agreement of Herbert Glimcher,” the Company and GPLP also have a Severance Benefits Agreement with Mr. Herbert Glimcher. This agreement entitles Mr. Glimcher to three times (3x) his base salary and bonus for the calendar year prior to the change of control as determined by the terms of the Severance Benefits Agreement; provided, that a) if a change of control occurs on or prior to May 31, 2006 then the amount of salary and bonus used to determine his severance shall include the salary and bonus payments paid to Mr. Glimcher under the terms of the Employment & Consulting Agreement and shall not be less than the salary and bonus paid or payable by the Company to Mr. Glimcher for his services to the Company during fiscal year ended December 31, 2004, and b) if a change of control occurs after May 31, 2006 then the amount of salary and bonus used to determine his severance shall not exceed $350,000.

Federal Income Tax Implications on Executive Compensation

          Additionally, an executive of the Company who receives any compensation or recognizes any income which constitutes an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), or for which a tax is otherwise payable under Section 4999 of the Code, is entitled to receive from the Company, an additional amount (the “Additional Amount”) equal to the sum of (i) all taxes payable by the executive under Section 4999 of the Code with respect to such excess parachute payments, including the Additional Amount, plus (ii) all income taxes payable by the executive with respect to the Additional Amount.

          The foregoing transactions were approved by the Audit Committee or the Executive Compensation Committee of the Board of Trustees, as appropriate.

Executive Compensation Committee Interlocks and Insider Participation

          The Executive Compensation Committee currently consists of Messrs. Philip G. Barach, Wayne S. Doran and William S. Williams. Following the 2004 Annual Meeting of Shareholders held on May 7, 2004, Janice E. Page ceased to serve as a member of the Executive Compensation Committee. Until May 12, 2004, Harvey A. Weinberg served as a member of the Executive Compensation Committee. The Board of Trustees has historically appointed certain members of the Executive Compensation Committee to serve either as administrators of the Company’s compensation and option plans or on the committees that administer such plans. Currently, Messrs. Philip G. Barach and Wayne S. Doran are the members serving as administrators of the Company’s 2004 Plan. The administrators and/or committees determine the number of options and other awards granted to the trustees and employees of the Company under the 2004 Plan. None of the members of the Executive Compensation Committee are or were ever officers and/or employees of the Company or its subsidiaries.

EXECUTIVE COMPENSATION COMMITTEE’S
REPORT ON EXECUTIVE COMPENSATION

          It is the responsibility of the Executive Compensation Committee to review compensation plans, programs and policies as they relate to the Company’s executive officers, to determine the compensation of the Company’s executive officers and to monitor the performance of the Company’s executive officers.

          The Executive Compensation Committee’s annual review includes an evaluation of the Company’s corporate performance, growth, share appreciation and total return to shareholders. Consideration is also given to each executive officer’s overall responsibilities, professional qualifications, business experience, job performance, technical expertise and such individual’s resultant combined value to the Company’s long-term performance and growth. It is the goal of the Executive Compensation Committee to provide compensation that is fair and equitable to both the executive officer and the Company.

          The key elements of the Company’s executive compensation packages are base salary, annual bonus and share options. The Executive Compensation Committee may, from time to time, consider and may award other types of executive compensation such as restricted shares and restricted share units. The Executive Compensation Committee periodically reviews compensation surveys and reports prepared by independent compensation consultants to assist it in developing competitive compensation packages for the Company’s executive officers. The Executive Compensation Committee uses information gathered by independent compensation consultants to benchmark and compare the Company’s executive compensation policies and packages for its executive officers with those of other peer group companies within the real estate investment trust industry. The policies with respect to each of these elements, as well as the compensation paid to Herbert Glimcher, the Chief Executive Officer of the Company for the fiscal year ended December 31, 2004, are discussed below.

Base Salaries

          In determining the amount of base salary paid by the Company to each of its executive officers in the fiscal year ended December 31, 2004, the Executive Compensation Committee evaluated the responsibilities of the position held and the experience of the individual with reference to the competitive marketplace for executive officers at certain other similarly situated companies. In determining the base salary of Herbert Glimcher, the Company’s Chief Executive Officer, for the fiscal year 2004, the Executive Compensation Committee took into account his experience and performance, as well as the Company’s performance.

Annual Bonus

          The Executive Compensation Committee approves and grants to the Company’s executive officers bonuses based on the extent to which the Company achieves a targeted level of per share funds from operations in excess of a predetermined minimum amount. In determining bonus amounts, the Executive Compensation Committee reviews the performance of the Company, core portfolio trends, investment activities in the acquisition and development areas of the Company and non-financial performance measures such as the executive officer’s performance, effort and role in promoting the long-term strategic growth of the Company, as well as other matters deemed appropriate by the Executive Compensation Committee. For the fiscal year ended December 31, 2004, bonuses were granted to the Named Executives in accordance with the Company’s Executive Bonus Plan in amounts ranging from 10% to 60% of the annual base compensation of the respective Named Executive. Additionally, Herbert Glimcher received a $250,000 merit bonus for his significant efforts and contributions relating to the Polaris Fashion Place transaction.

Share Options

          It is the intention of the Executive Compensation Committee to provide incentives to and enhance the productivity of the Company’s executive officers by granting share options to such individuals. The Executive Compensation Committee considers share options to be a successful method of linking the interests of executives with those of the shareholders. In determining annual share option grants, the Executive Compensation Committee bases its decision on the individual’s performance and potential to improve shareholder value.

          Share options have been, and generally will continue to be, granted with an exercise price equal to the market price of the Common Shares on the date of grant and vest pursuant to schedules set by the 2004 Plan administrator(s) or committee(s). The Executive Compensation Committee believes that by establishing a vesting schedule, the option holder is motivated to create shareholder value over the long-term since the full benefit of the compensation package cannot be realized unless the recipient remains an employee of the Company until such options are fully vested and unless the Common Shares appreciate in value.

Restricted Shares/Restricted Share Units

          The Executive Compensation Committee may also, from time to time, award executive officers restricted shares or restricted share units as part of their executive compensation package. Restricted shares or restricted share units may be granted pursuant to the 2004 Plan. The value of restricted shares or restricted share units granted under the 2004 Plan shall be determined pursuant to the provisions of the 2004 Plan, by the recipient’s award agreement or by the 2004 Plan committee(s) or administrator(s).

Omnibus Budget Reconciliation Act Implications for Executive Compensation

          It is the responsibility of the Executive Compensation Committee to address the issues raised by the change in the tax laws which made certain non-performance-based compensation to executives of public companies, including the Company, in excess of $1,000,000, non-deductible beginning in 1994. In this regard, the Executive Compensation Committee determines whether any actions with respect to this limit should be taken by the Company. At this time, it is not anticipated that any executive officer of the Company will receive any such compensation in excess of this amount. The Executive Compensation Committee will continue to monitor this situation and will take appropriate action if it is warranted in the future.

Conclusion

          The goal of the Executive Compensation Committee is to enhance the profitability of the Company and thus, shareholder value, by aligning closely the financial interests of the Company’s key executives with those of its shareholders. Specifically, the Executive Compensation Committee seeks to enhance the Company’s ability to attract and retain qualified executive officers, to motivate such executives to achieve the goals inherent in the Company’s business strategy and to emphasize share ownership by such executives and, thereby, tie long-term compensation to increases in shareholder value.

          To permit an ongoing evaluation of the link between the Company’s performance and its executive compensation, the Executive Compensation Committee will review the Company’s executive compensation program each year. This review will include a review of each executive’s responsibilities, efforts and contributions to the Company’s performance and future growth of the Company’s revenues and earnings.

          In addition, while the elements of compensation described above will be considered separately, the Executive Compensation Committee will take into account the full compensation package afforded by the Company to the individual, including pension benefits, supplemental retirement benefits, severance plans, insurance and other benefits.

          Through the programs described above, a very significant portion of the Company’s executive compensation is linked to individual and corporate performance.

          The foregoing report has been furnished by the Executive Compensation Committee.

March 31, 2005	Philip G. Barach Wayne S. Doran	William S. Williams

22

AUDIT COMMITTEE REPORT

          The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Trustees. Management has the primary responsibility for the financial statements and reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

          In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements with both management and the Company’s independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Sec. 380, as amended). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

          In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees, and the Board of Trustees has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities & Exchange Commission.

March 31, 2005	Philip G. Barach Wayne S. Doran	Niles C. Overly

COMMON SHARE PRICE PERFORMANCE GRAPH

          The following table and graph compare the cumulative total shareholder return on the Common Shares for the period commencing January 1, 19941 through December 31, 2004 with the cumulative total return on the Standard & Poor’s 500 Stock Index (“S&P 500”), the NAREIT Equity REIT Total Return Index2 (“NAREIT Index”) and the Russell Index (“Russell Index”) for the period commencing January 1, 1994 through December 31, 2004. Total return values for the S&P 500, the NAREIT Index, the Russell Index and the Common Shares were calculated based on cumulative total return assuming the investment of $100 in each of the S&P 500, the NAREIT Index, the Russell Index and in the Common Shares on January 1, 1994 and assuming reinvestment of dividends. The information set forth below is not necessarily indicative of future performance.

	GRT Total Return	NAREIT	S&P 500 Index	Russell Index

12/31/1994	117.10	103.17	101.31	98.18
12/31/1995	101.73	118.92	139.23	126.10
12/31/1996	143.65	160.86	171.19	146.90
12/31/1997	161.15	193.45	228.32	179.75
12/31/1998	124.33	159.59	293.57	175.17
12/31/1999	116.29	152.22	355.30	212.41
12/31/2000	129.52	192.35	323.21	205.99
12/31/2001	218.30	219.15	284.79	211.11
12/31/2002	228.18	227.53	227.12	172.35
12/31/2003	314.73	312.04	292.28	253.79

12/31/2004	420.40	410.61	324.06	300.29

[1]	The Company’s initial public offering was January 26, 1994.
[2]	The NAREIT Equity REIT Total Return Index (consisting of 146 companies with a total market capitalization of $222.8 billion as of December 31, 2004) is maintained by NAREIT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information regarding the beneficial ownership of the Common Shares by each trustee, the Named Executives, all trustees and executive officers as a group and all other persons known to the Company to be the beneficial owner of more than five percent (5%) of the Company’s outstanding Common Shares and each class of equity securities of the Company as of March 14, 2005, except as otherwise noted.

COMMON STOCK OWNERSHIP

Name and Address of Beneficial Owner (1)	Amount Beneficially Owned (2)(3)	Percent Of Class (4)

Herbert Glimcher (5)	2,401,349	6.35%

Michael P. Glimcher (6)	568,760	1.57%

William G. Cornely (7)	190,699	0.53%

George A. Schmidt (8)	201,869	0.56%

Thomas J. Drought, Jr. (9)	26,668	0.07%

Mark E. Yale (10)	0	0.00%

Philip G. Barach (11)	29,100	0.08%
27 Pickman Drive
Bedford, MA 01730

Wayne S. Doran (12)	18,000	0.05%
1 Prestwick Court
Dearborn, MI 48120

Howard Gross (13)	3,000	0.01%
0650 Cluny Road
Aspen, CO 81611

Niles C. Overly (14)	3,000	0.01%
The Frank Gates Companies
5000 Bradenton Avenue
Dublin, OH 43017

Alan R. Weiler (15)	107,157	0.30%
Archer-Meek-Weiler Agency, Inc.
150 East Mound Street, Suite 308
Columbus, OH 43215

William S. Williams (16)	4,000	0.01%
The W.W. Williams Company
835 West Goodale Boulevard
Columbus, OH 43212

Name and Address of Beneficial Owner (1)	Amount Beneficially Owned (2)(3)	Percent Of Class (4)

All trustees and executive	3,553,602	9.19%
officers as a group (12 persons)

Deutche Bank AG (17)	3,267,303	9.14%
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany

Cohen & Steers Capital	5,243,000	14.67%
Management, Inc. (18)
757 Third Avenue
New York, NY 10017

8.125% SERIES G PREFERRED STOCK OWNERSHIP

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent Of Class (4)

Alan R. Weiler (19)	26,000	0.43%
Archer-Meek-Weiler Agency, Inc.
150 East Mound Street, Suite 308
Columbus, OH 43215

(1)	Unless otherwise indicated, the address for each such individual is 150 East Gay Street, Columbus, Ohio 43215.

(2)	Unless otherwise indicated, the person has sole voting and investment power with respect to such Common Shares.

(3)	Several of the trustees and executive officers of the Company own OP Units, which OP Units may (at the holder’s election) be redeemed at any time for, at the sole option of GPLP, cash (at a price equal to the fair market value of an equal number of Common Shares), Common Shares on a one-for-one basis, or any combination of cash and Common Shares (issued at fair market value on a one-to-one basis).

(4)	Percent of Class was computed based on 35,751,442 Common Shares outstanding as of March 14, 2005 and, in each person’s case, the number of Common Shares issuable upon the exercise of options and the redemption of OP Units held by such persons, or in the case of all trustees and executive officers as a group, the number of Common Shares issuable upon the exercise of options and the redemption of OP Units held by all such members of such group, but does not include the number of Common Shares issuable upon the exercise of any other outstanding options or the redemption of any other OP Units. Common Shares issuable upon exercise of options are included only to the extent the related options are exercisable within 60 days of the Record Date. With respect to the Company’s 8.125% Series G Preferred Shares (“Preferred Shares”), the Percent of Class was computed based upon 6,000,000 Preferred Shares issued and outstanding as of the Record Date.

(5)	Includes 106,953 Common Shares held by Herbert Glimcher, individually, and 96,868 Common Shares held by the Herb and DeeDee Glimcher Charitable Trust, of which Mr. Glimcher’s spouse is the trustee. Also includes 958,230 OP Units held by Mr. Glimcher, 120,404 OP Units held by Mr. Glimcher’s wife and 1,008,266 of Mr. Glimcher’s 1,144,600 options, of which a) 44,178 fully vested on March 14, 1999, b) 69,667 fully vested on April 14, 2000, c) 195,181 fully vested on June 17, 2000, d) 95,122 fully vested on May 29, 2001, e) 263,334 fully vested on March 10, 2002, f) 66,857 fully vested on March 9, 2003, g) 68,221 fully vested on March 7, 2004, h) 94,322 fully vested on March 5, 2005, i) 61,384 fully vested on March 11, 2005, j) 39,193 fully vested on March 12, 2005 and k) 10,807 which will fully vest on May 10, 2005. Also includes 54,050 Common Shares which are owned by Mr. Glimcher and his wife as tenants-in-common and 56,578 Common Shares which are owned by trusts for the benefit of Mr. Glimcher’s grandchildren and nephews, some of which Mr. Glimcher’s wife and his son, Michael P. Glimcher, serve as co-trustees, and some of which another son, Robert Glimcher, serves as trustee. Mr. Glimcher does not exercise or share investment control over the Common Shares owned by the trusts described above.

(6)	Includes 97,144 Common Shares held directly by Michael P. Glimcher and 500 Common Shares held directly by Mr. Glimcher’s wife. Also includes 157,189 OP Units held by Michael P. Glimcher. Also includes 146,666 of Mr. Glimcher’s 330,000 options, of which a) 30,000 fully vested on May 29, 2001, b) 25,000 fully vested on March 5, 2005, c) 50,000 fully vested on March 11, 2005, d) 32,661 fully vested on March 12, 2005 and e) 9,005 which will fully vest on May 10, 2005. Also includes 8,000 Common Shares held in trust for the benefit of Mr. Glimcher (Robert Glimcher and Arne Glimcher, Co-Trustees), 102,683 OP Units held in trust for the benefit of Mr. Glimcher (Robert Glimcher and Arne Glimcher, Co-Trustees), and 56,578 Common Shares which are owned by trusts for the benefit of Mr. Glimcher’s nieces, nephews, cousins and children, of which Mr. Glimcher is a co-trustee. Mr. Glimcher does not exercise investment control over the Common Shares or OP Units held in trusts for which he is not a trustee.

(7)	Includes 61,000 Common Shares held directly by William G. Cornely and 1,000 Common Shares held by Mr. Cornely’s wife. Also includes 128,699 of Mr. Cornely’s 203,700 options, of which a) 38,700 fully vested on May 29, 2001, b) 7,000 fully vested on March 7, 2004, c) 33,000 fully vested on March 5, 2005, d) 33,333 fully vested on March 11, 2005, e) 13,064 fully vested on March 12, 2005 and f) 3,602 which will fully vest on May 10, 2005.

(8)	Includes 60,370 Common Shares held directly by George A. Schmidt. Also includes 141,499 of Mr. Schmidt’s 216,500 options, of which a) 20,000 fully vested on May 29, 2001, b) 41,500 fully vested on March 7, 2004, c) 30,000 fully vested on March 5, 2005, d) 33,333 fully vested on March 11, 2005, e) 13,064 fully vested on March 12, 2005 and f) 3,602 which will fully vest on May 10, 2005.

(9)	Includes 1,800 Common Shares held directly by Thomas J. Drought, Jr. Also includes 24,868 of Mr. Drought’s 64,868 options, of which a) 1,534 fully vested on March 9, 2003, b) 3,334 fully vested on March 5, 2005, c) 13,333 fully vested on March 11, 2005, d) 5,226 which fully vested on March 12, 2005 and e) 1,441 which will fully vest on May 10, 2005.

(10)	On September 8, 2004, Mr. Yale was granted options to purchase 20,000 Common Shares. These options become exercisable in three equal annual installments commencing on the first anniversary of the grant date and will remain exercisable for a period of ten years from the date of grant. On March 9, 2005, Mr. Yale was granted options to purchase 15,000 Common Shares. These options become exercisable in three equal annual installments commencing on the first anniversary of the grant date and will remain exercisable for a period of ten years from the date of grant.

(11)	Includes 16,500 options that are immediately exercisable. Also includes 12,600 Common Shares owned directly by Mr. Barach.

(12)	Represents options that are immediately exercisable.

(13)	Represents options that are immediately exercisable.

(14)	Represents options that are immediately exercisable.

(15)	Includes 18,000 Common Shares held by Mr. Weiler, individually, and 5,000 Common Shares held by a limited partnership of which Mr. Weiler and his spouse are the general partners. Also includes 6,000 options, which are immediately exercisable and 78,157 OP Units owned by a limited partnership of which Mr. Weiler and his spouse are the general partners.

(16)	Includes 3,000 options that are immediately exercisable. Also includes 1,000 Common Shares owned directly by Mr. Williams.

(17)	Based on Schedule 13G/A, dated January 28, 2005 and filed with the SEC on January 31, 2005, on which Deutshe Bank AG reported sole voting power and dispositive power with respect to 3,267,303 Common Shares.

(18)	Based on Schedule 13G/A, dated and filed with the SEC on February 14, 2005, on which Cohen & Steers Capital Management, Inc. reported sole voting power and dispositive power with respect to 5,243,000 Common Shares.

(19)	Includes 26,000 Preferred Shares held by a limited partnership of which Mr. Weiler and his spouse are the general partners.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Exchange Act requires the Company’s trustees, executive officers and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC on Forms 3, 4 and 5. Trustees, executive officers and beneficial owners of greater than ten percent (10%) are required by the regulations of the SEC to furnish the Company with copies of all of the Section 16(a) Forms 3, 4 and 5 that they file.

          Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that all of its trustees, executive officers and beneficial owners of greater than ten percent (10%) complied with all Section 16(a) filing requirements applicable to them with respect to transactions during the year ended December 31, 2004, except that a Form 4 reporting one (1) transaction was not filed within the time frame prescribed for Mr. Alan R. Weiler.

SHAREHOLDER PROPOSALS

          Proposals of shareholders intended to be presented at the 2006 Annual Meeting of Shareholders must be received by the Company at its principal executive offices no later than December 1, 2005 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

          Additionally, the Bylaws of the Company provide that in order for a shareholder to nominate a candidate for election as a trustee at an annual meeting of shareholders or propose business for consideration at such meeting, written notice must be given to the Secretary of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, under the Bylaws of the Company, for a shareholder nomination or business proposal to be considered at the 2006 Annual Meeting of Shareholders, notice of such nominee or proposal must be received not earlier than February 5, 2006 and no later than March 7, 2006. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future. The Corporate Governance Committee will consider nominees recommended by the shareholders using the process described herein.

FINANCIAL AND OTHER INFORMATION

          The Company’s Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including financial statements, are being sent concurrently to the Company’s shareholders with this Proxy Statement.

EXPENSES OF SOLICITATION

          The cost of soliciting proxies will be borne by the Company. Brokers and nominees should forward soliciting materials to the beneficial owners of the Common Shares held of record by such persons and the Company will reimburse them for their reasonable forwarding expenses. In addition to the use of the mails, proxies may be solicited by trustees, officers and regular employees of the Company, who will not be specially compensated for such services, by means of personal calls upon, or telephonic or telegraphic communications with, shareholders or their personal representatives.

OTHER MATTERS

          The Board of Trustees knows of no matters other than those described in this Proxy Statement which are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote the proxies in accordance with their discretion.

By Order of the Board of Trustees

George A. Schmidt Secretary

March 31, 2005

PROXY
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GLIMCHER REALTY TRUST
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PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF TRUSTEES OF GLIMCHER REALTY TRUST

          The undersigned shareholder of Glimcher Realty Trust, a Maryland real estate investment trust (the “Company”), hereby appoints George A. Schmidt, Esq. and Michael P. Glimcher, or either of them, as proxy(ies) for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Shareholders of the Company to be held on Friday, May 6, 2005 at 11:00 A.M. (the “Meeting”) at the offices of the Company, 150 East Gay Street, Columbus, Ohio 43215, and any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned at the Meeting, with the same effect as if the undersigned were present at the Meeting. The undersigned hereby revokes any proxy previously given with respect to the Meeting.

          THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES, PROPOSAL 2 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

[Continued and to be signed on reverse side.]

[   ] Mark this box with an X if you have made changes to your name or address details above.

ANNUAL MEETING PROXY CARD

[A]   Election of Trustees

1.	The Board of Trustees recommends a vote FOR the listed nominees for Class II Trustee.

Nominee 01 - Wayne S. Doran 02 - Michael P. Glimcher 03 - Alan R. Weiler	FOR [ ] [ ] [ ]	WITHHOLD [ ] [ ] [ ]

[B]   Issues

The Board of Trustees recommends a vote FOR the following proposal.

2.	Ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3.	To vote and otherwise represent the undersigned on any other matter that may properly come before the Meeting or any adjournment(s) or postponement(s) thereof in the discretion of the Proxy holder.

CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING IN PERSON [   ]

[C] Authorized Signatures – Sign Here – THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this Proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box

_____________________________________________	____________________________________ Date (mm/dd/yyyy)

Signature 2 - Please keep signature within the box

_____________________________________________	____________________________________ Date (mm/dd/yyyy)